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                                                                      EXHIBIT 11

                       FERRO CORPORATION AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


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
                                                                SEPTEMBER                           SEPTEMBER
                                                                ---------                           ---------
                                                                   2001                               2000
                                                                   ----                               ----
                                                         3 MONTHS         9 MONTHS          3 MONTHS          9 MONTHS
                                                         --------         --------          --------          --------
Basic:
   Weighted Average Common Shares Outstanding........    34,249,361      34,216,688         34,495,234        34,681,555
   Net Income........................................        12,252          33,230             18,190            56,742
   Less Preferred Stock Dividend, Net of Tax.........          (763)         (2,333)              (846)           (2,626)
                                                       -------------   -------------     --------------    --------------
   Net Income Available to Common Shareholders.......  $     11,489    $     30,897      $      17,344     $      54,116
Basic Earnings Per Common Share......................  $       0.34    $       0.90      $        0.50     $        1.49
Diluted:
   Weighted Average Common Shares Outstanding........    34,249,361      34,216,688         34,495,234        34,681,555
   Adjustments for assumed conversion of convertible
   preferred stock and common stock options..........     2,822,438       2,864,593          3,098,682         3,116,745
                                                       ------------    ------------      -------------     -------------
                                                         37,071,799      37,081,281         37,593,916        37,848,300
   Net Income .......................................  $     12,252    $     33,230      $      18,190     $      56,742
   Tax effect on assumed conversion of convertible
      preferred stock................................          (143)           (437)              (158)             (492)
                                                       -------------   -------------     -------------     --------------
   Adjusted Net Income...............................  $     12,109    $     32,793      $      18,032     $      56,250
Diluted Earnings Per Share...........................  $       0.33    $       0.88      $        0.48     $        1.49
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